SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                --------------

                                   FORM 8-K


                                CURRENT REPORT



                    PURSUANT TO SECTION 13 OR 15(d) of the
                        SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported):  February 9, 1995



                            COMCAST CORPORATION
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          (Exact name of registrant as specified in its charter)



Pennsylvania                   0-6983                     23-1709202
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(State or other            (Commission file              (IRS employer
jurisdiction of                  number)                 identification
incorporation)                                                 no.)




            1500 Market Street, Philadelphia, PA      19102-2148
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     (Address of principal executive offices)             (zip code)




Registrant's telephone number, including area code   (215) 665-1700



Item 2.        Acquisition or Disposition of Assets.

         QVC, Inc.

         As a result of a tender offer which expired on February 9, 1995 and a second-step merger (the "Merger") which closed February 15, 1995, Comcast Corporation (the "Company") and Tele-Communications, Inc. ("TCI") acquired all of the outstanding stock of QVC, Inc. ("QVC") for $46, in cash, per share of common stock (or common stock equivalent) of QVC. The total cost of acquiring the outstanding stock of QVC not previously owned by the Company and TCI was approximately $1.4 billion. Following the Merger, the Company and TCI own, through their respective wholly-owned subsidiaries, approximately 57.45% and 42.55%, respectively, of QVC. The Company will account for the QVC acquisition under the purchase method of accounting.

         The acquisition of QVC, including the exercise of certain warrants held by the Company, was financed with cash contributions from the Company and TCI of approximately $296.3 million and $6.6 million, respectively, borrowings of approximately $1.1 billion under a $1.2 billion QVC credit facility (the "QVC Credit Facility") and existing cash and cash equivalents held by QVC.
The QVC Credit Facility is among QVC, The Bank of New York Company, Inc., Barclays Bank PLC, Chemical Bank, NationsBank, N.A. (Carolinas) and the Toronto-Dominion Bank, as Managing Agents, The Bank of New York, as Administrative Agent, and several other banks.

         QVC is a nationwide general merchandise retailer, operating as one of the leading televised shopping retailers in the United States.

         The day-to-day operations of QVC will, except in certain limited circumstances, be managed by the Company, which will have the right to appoint all of the members of the QVC board of directors and a majority of the members of a management committee. Liberty Media Corporation ("Liberty"), a wholly-owned subsidiary of TCI, will have the right to approve certain limited extraordinary transactions or actions by QVC and will have the right to participate in certain management decisions through minority representation on the management committee.

         With certain exceptions, direct or indirect transfers to unaffiliated third parties by the Company or Liberty of any stock in QVC are subject to a right of first refusal (or similar right) in favor of the other. In addition, prior to February 9, 2000, direct or indirect transfers of any interest in QVC are restricted; however, the Company may, among other things, sell an indirect minority interest in its QVC stock and, subject to the right of Liberty to participate on equal terms, sell to an unaffiliated third party all of its stock in QVC. A change in control of either the Company or Liberty will not trigger any right of the other to purchase the QVC stock held by the party who is subject to such change of control.

         With certain exceptions, Liberty may, at any time during the 60-day period following February 9, 2000 (or if not previously exercised, at any time during the 60-day period following each of the four anniversaries thereof), trigger the exercise of certain exit rights. If the exit rights are triggered, the Company first has the right to purchase Liberty's stock in QVC at a price equal to Liberty's pro rata portion of the fair market value (on a going concern or liquidation basis, whichever is higher, as determined by an appraisal process) of QVC. The Company may pay Liberty for such stock, subject to certain rights of Liberty to consummate the purchase in the most tax-efficient method available, in cash, the Company's promissory note maturing not more than three years after issuance, the Company's equity securities or any combination thereof.

         If the Company elects not to purchase the shares of QVC held by Liberty, then Liberty will have the right to purchase the shares of QVC held by the Company on the same terms on which Liberty's shares of QVC were offered to the Company. If Liberty elects not to purchase the shares of QVC held by the Company, then Liberty and the Company will use their best efforts to sell QVC in a sale in which Liberty, the Company or any of their respective affiliates may be purchasers.

Item 7.        Financial Statements and Exhibits.

   (a)   Financial Statements

         It is impracticable to provide the Company's Unaudited Pro Forma Condensed Consolidated Financial Statements reflecting the acquisition of QVC at the time of the filing of this Report. It is anticipated that such financial statements will be filed by March 31, 1995.

         The Consolidated Financial Statements for QVC (formerly, QVC Network, Inc.) for the year ended January 31, 1994 and for the quarter ended October 31, 1994 are incorporated by reference to QVC's Annual Report on Form 10-K and Quarterly Report on Form 10-Q for those periods, respectively.

   (b)   Exhibits

Exhibit No.


(10.1) Credit Agreement, dated as of February 15, 1995, among QVC, Inc. and the Banks listed on the signature pages thereto (incorporated by reference to Exhibit (b)(6) to Amendment No. 21 to the Tender Offer Statement on Schedule 14D-1 filed with the Securities and Exchange Commission on February 17, 1995 by QVC Programming Holdings, Inc., Comcast Corporation and Tele-Communications, Inc. with respect to the tender offer for all outstanding shares of QVC, Inc.).


                                   SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:   February 23, 1995                         COMCAST CORPORATION


                                             By:  /s/ Lawrence S. Smith
                                                  ------------------------
                                                   Lawrence S. Smith
                                                   Senior Vice President



                                 EXHIBIT INDEX

Exhibit No.                      Exhibit                       Page No.
- -----------                      -------                       -------

(10.1)         Credit Agreement, dated as of February 15,
               1995, among QVC, Inc. and the Banks listed on the signature pages thereto (incorporated by reference to Exhibit (b)(6) to Amendment No.
               21 to the Tender Offer Statement on Schedule
               14D-1 filed with the Securities and Exchange
               Commission on February 17, 1995 by QVC Programming Holdings, Inc., Comcast Corporation and Tele-Communications, Inc. with respect to the tender offer for all outstanding shares of QVC, Inc.).